Exhibit 99.1

                                          January 21, 2003

For more information contact:
Jack G. Mason
Chief Financial Officer and Secretary

FOR IMMEDIATE RELEASE

                   COX TECHNOLOGIES, INC. REPORTS AN AGREEMENT
             WITH TECHNOLOGY INVESTORS, LLC TO INVEST EQUITY CAPITAL

     Belmont, N.C. - Cox Technologies, Inc. (COXT.OB) (the "Company") reported that on January 20, 2003, it entered into a Stock Purchase Agreement (the "Agreement") with Technology Investors, LLC, a North Carolina limited liability company ("Technology Investors"), pursuant to which Technology Investors has agreed to purchase 12,500,000 shares of the Company's common stock for $0.06 per share, for a total purchase price of $750,000. The Agreement remains subject to shareholder approval at a special meeting of shareholders.

     Technology Investors is an affiliate of Mr. Brian D. Fletcher and Mr. Kurt
C. Reid, each of whom is an executive officer and a director of the Company. After the issuance of the shares contemplated in this transaction, Technology Investors, together with Messrs. Fletcher and Reid and their affiliates, collectively will own and control beneficially an aggregate of 15,514,299 shares of the Company's common stock, or approximately 37.9% of the Company's issued and outstanding common stock, including 2,581,333 shares of the Company's common stock that Technology Investors may obtain by converting its existing promissory note.

     The Agreement was approved by the Special Committee of the Board of Directors and by the full Board of Directors with Messrs. Fletcher and Reid abstaining. The Special Committee, comprised entirely of outside directors, was formed in May 2002 to investigate the Company's options in raising additional capital through either a debt or equity financing transaction.

     Under existing arrangements with RBC Centura Bank, the Company's primary lender, the Company must reduce the amount of principal outstanding under the Centura loans to $1,215,000 by March 15, 2003. The Company plans to meet this target balance by making normal monthly principal payments on Centura's loans, applying $450,000 of the net proceeds from the sale of common stock to Technology Investors, and applying funds anticipated to be received from the purchaser of its oilfield subleases. If this target balance is obtained, Centura has agreed to consolidate the Company's loans and amortize the remaining balance over a fixed period of time not to exceed 42 months at a reduced rate of interest. The balance of the net proceeds from this transaction will be used to meet the working capital needs of the Company.
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     The Board of Directors has fixed January 17, 2003 as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting of shareholders. It is anticipated that the special meeting of shareholders will take place in the first or second week of March 2003. If the Agreement is approved at the special meeting and all other conditions are met, the sale of common stock under the Agreement will be consummated within five business days after the special meeting.

     Following the approval of the Agreement by the Special Committee and the Board of Directors, Mr. Robert D. Voigt and Dr. George M. Pigott, both directors of the Company, informed the Board that they intended to resign from the Board effective January 17, 2003. Mr. Voigt recently moved from North Carolina, and informed the Board that he intended to resign following completion of the Special Committee's work on the proposed offering. Dr. Pigott informed the Board that, as a result of living on the West Coast and being unable to personally attend Board meetings, he felt that the Company would be better served if it could replace him with a local director who could be more active on the Board. Both Mr. Voigt and Dr. Pigott voted to approve the Agreement and indicated that the proposed transaction had no influence on their decision to submit their resignations. Mr. Ben R. Rudisill, II, a director of the Company, has informed the Board that he intends to continue serving on the Board. The Company intends to recruit additional qualified independent directors to serve on the Board.

     Cox Technologies is engaged in the business of producing and distributing transit temperature recording instruments, both domestically and internationally. The Cox1 graphic recorder and the DataSource(R) and Tracer(R) electronic data loggers are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions.

     Statements contained in this document, which are not historical in nature, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those set forth in such forward-looking statements. Cox Technologies undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Such risks and uncertainties with respect to Cox Technologies include, but are not limited to, its ability to successfully implement internal performance goals, performance issues with suppliers, regulatory issues, competition, the effect of weather on customers, exposure to environmental issues and liabilities, variations in material costs and general and specific economic conditions. From time to time, Cox Technologies may include forward-looking statements in oral statements or other written documents.